UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

FTD Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by FTD Companies, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: FTD Companies, Inc.

Commission File No.: 001-35901

Transcript of July 30, 2014 FTD Companies, Inc. Acquisition of Provide Commerce Conference Call and Webcast:

Operator:

Greetings and welcome to the FTD Companies Announcement of the Acquisition of Provide Commerce Conference Call and Webcast.  At this time all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star, zero, on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to Miss Jandy Tomy, Vice President of Finance.  Thank you, Miss Tomy.  You may now begin.

Jandy Tomy:

Thank you.  Good morning everyone and welcome to the FTD Companies, Inc.  Announcement of the Acquisition of Provide Commerce Conference Call and Webcast.  In conjunction with our conference call and webcast, we have posted supplemental presentation slides for your reference on the Investor Relations section of our website at www.ftdcompanies.com.

With me today on the call today are Robert Apatoff, President and Chief Executive Officer, and Becky Sheehan, Executive Vice President and Chief Financial Officer.

Before we begin, please remember that during the course of this call Management may make forward-looking statements within the meaning of the federal securities laws that address the proposed acquisition of the Provide Commerce business and the Company’s expected future business, financial performance, and financial condition.  These forward-looking statements involve risks and uncertainties related to the completion of the acquisition and that could cause actual results to be materially different than those expressed in our forward-looking statements.

In addition to the Company’s periodic, current and Annual Reports filed with the Securities and Exchange Commission, please refer to the text in the Company’s press release issued today for a discussion of the risks and uncertainties associated with such forward-looking statements.

Also, FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which stockholders should review when it becomes available as it will contain important information that FTD stockholders should consider as well as information about the participants in the solicitation.  FTD stockholders will also be able to obtain the proxy statement, as well as other FTD filings, without charge, at the SEC’s website, or from FTD at its website or by writing FTD’s Corporate Secretary.

Now, I’d like to turn the call over to Robert Apatoff, President and Chief Executive Officer.

Robert Apatoff:

Thank you, Jandy.  Good morning everyone and thank you for joining us today, especially on short notice.  We are very excited to be speaking with you about FTD’s definitive agreement to acquire Liberty Interactive Corporation’s Provide Commerce business in a transaction valued at $430 million.

I will begin with a brief overview of the transaction details and explain the strategic benefits for our companies, our customers, our member florists and our stockholders.  Then, Becky Sheehan, FTD’s CFO, will talk about the financial terms of the transaction in more detail and finally I will then open up the call for questions.

The floral and gift industry continues to evolve more than ever, where, like most every consumer goods industry, consumers are in control of where and how they shop.  Shopping behavior continues to migrate to e-commerce and mobile platforms and floral offerings are more prominently positioned at retail locations including grocery and mass market stores.  In the face of this changing landscape, it is our responsibility to attract as much consumer demand to FTD and our member florists as possible.

We believe our agreement to acquire Provide Commerce from Liberty will enhance our position as one of the leading and most trusted floral and gifting companies in the world.  With each company generating over $600 million in annual revenue, together we will have over $1 billion in annual revenue.

The transaction combines FTD’s iconic brands, FTD and Interflora, with nearly two centuries of combined history, alongside Provide Commerce’s highly diversified and recognizable family of brands.

Provide Commerce operates a collection of established and highly recognizable consumer floral and gifting e-commerce brands, which include ProFlowers, Shari’s Berries and Personal Creations.  Provide Commerce’s brand portfolio has become a destination of choice for consumer gifting needs and occasions, and, combined with our brands, we expect to have one of the most compelling floral and gift-giving portfolios in the world.

We believe this acquisition will advance FTD’s business strategy by uniting two highly complementary businesses, generating material cost synergies and creating a team with best-in-class operating strategies.

Together, FTD and Provide Commerce will offer consumers an enhanced shopping experience through an expanded selection of innovative floral and gift products providing them with greater choice and convenience.  The combined company will also allow us to provide greater support for the overall floral industry by expanding resources to create new programs and services for our member florists in their local businesses.

Now importantly, we are happy to report that Liberty will become a significant stockholder in the combined company, demonstrating its commitment to and belief in the future success of the combined business.

Upon closing of the transaction, I will continue as President and Chief Executive Officer of the combined company and Robert Berglass will continue as Chairman of the Board of FTD.  In addition, we will expand our Board of Directors from seven to 11 directors with Liberty selecting four new directors for appointment to the Board.

This transaction provides the opportunity to create significant value for our stockholders and will offer immediate benefits for consumers and our premier network of member florists.  The combination of our businesses will expand the breadth of our brands, provide opportunities to further diversify our revenue streams and open up additional avenues for growth and innovation.

We expect the addition of the Provide Commerce highly recognizable and successful portfolio of brands to our iconic brands, FTD and Interflora, will enhance our robust consumer floral and gift product offerings.  In addition, we expect the transaction will provide us with greater resources to further develop new product and service categories and broaden our consumer demographic through complementary customer bases.

We believe this transaction will create one of the most diversified, established and trusted floral and gifting companies in the world.

I would now like to highlight the strategic and financial benefits that the combination of our businesses will provide following the closing of the transaction:

First, it will strengthen our floral network.  The expected efficiencies and greater resources afforded by this combination will enable us to further invest in new products, services and technologies that are expected to directly benefit our vast network of member florists, anchored by the iconic Mercury Man logo displayed in nearly 40,000 florist shops, in 150 countries worldwide, and the floral industry as a whole will benefit.

Two, it will enhance our consumer shopping experience with broader offerings.  We will immediately be able to offer a wider selection of floral and gifting products, providing consumers with greater convenience and choice.

Three, it will provide significant cost synergies: We expect the combination of our businesses to generate more than $25 million in annual synergies within 36 months of closing with a goal of creating incremental value for FTD stockholders over time.

Four, it will add a significant, committed stockholder.  At closing, Liberty will own 35% of FTD’s shares outstanding.  As I mentioned earlier, this reflects Liberty’s commitment and belief in the go-forward FTD.

Five, it will increase our market capitalization.  Upon closing, this transaction will increase our market capitalization and total shares outstanding, which we believe will enhance our ability to access the capital markets in the future.

In summary, we believe both FTD and Provide Commerce share a common mission and vision focused on our customers.  Together, we will create an outstanding floral and gifting experience, to inspire, support and delight our customers for all of life’s most important moments.

And with that overview, I would now like to turn the call over to our CFO Becky Sheehan.

Becky Sheehan:

Thanks, Rob.  It’s a pleasure to be speaking with you this morning about our exciting announcement to acquire the Provide Commerce business from Liberty.

As we outlined in today’s press release, under the terms of the transaction agreement, Provide Commerce will become a wholly-owned subsidiary of FTD.  The transaction is valued at $430 million, comprising 10.2 million shares of FTD common stock and cash.  Upon closing, FTD will have 29.2 million shares outstanding and Liberty will own 35% of FTD shares outstanding.

As Rob mentioned, the combined company will have annual revenue in excess of $1 billion.  We expect the acquisition to be accretive to FTD’s cash earnings per share in 2015, excluding the impact of synergies and one-time costs.  FTD defines cash earnings per share as net income adjusted to exclude the after-tax impact of stock-based compensation, amortization, transaction-related and integration costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and the loss on extinguishment of debt divided by our shares outstanding.

We expect to close with pro forma net leverage of approximately 3x.

The transaction is expected to close by the end of 2014, subject to customary closing conditions including approval by regulators and FTD’s stockholders.  FTD and Provide Commerce will continue to operate separately until the transaction closes.

We have secured financing commitments from Bank of America and Wells Fargo Bank for this transaction.

In conjunction with today’s announcement to acquire the Provide Commerce business, we also issued a separate release providing preliminary unaudited second quarter financial information and updated annual guidance.  Please note, we do not intend to disclose preliminary financial information for any other period in the future.  Our preliminary unaudited results are based on information currently available as of today’s date and are subject to the completion of our quarterly closing and review procedures.

We plan to release the full financial results for the second quarter and six months ended June 30, 2014, on Tuesday, August 12th.  We will host a conference call to discuss these results with additional comments and details to be provided at that time.

That concludes my prepared remarks.  I will now turn the call back to Rob for a few closing remarks.

Robert Apatoff:

Thanks, Becky.  In closing, we couldn’t be more excited about our plans to acquire Provide Commerce and we believe the combined company will truly leverage our highly recognized brands, exceptional talent, existing infrastructure and proven track record of floral and gifting excellence.  We believe this transaction will create the foundation for an FTD that better serves our employees, customers, florists, partners and, importantly, our investors.

Going forward, we will provide you with additional updates as we progress through the process.  We look forward to this exciting new chapter of FTD’s storied history.  We are honored to be a part of some of the most important occasions in our customers’ lives.  It is a trust we do not take lightly as we work hard every day to inspire, support and delight our customers in expressing life’s most important sentiments.

That concludes our prepared remarks.  We would now like to open up the call for questions.  Operator?

Operator:

Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press star, one, on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two, if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is from Jim Chartier of Monness Crespi Hart.  Please go ahead.

Jim Chartier:

Good morning and congratulations.

Robert Apatoff:

Thanks.

Becky Sheehan:

Thank you.

Jim Chartier:

So, can you talk about the timing of synergies over the next three years?

Becky Sheehan:

Sure, so we expect that we will achieve those synergies over the next 36 months.

Jim Chartier:

Okay, so—and can you talk about kind of Provide’s EBITDA outlook for this year?  Because I’m having a hard time getting to accretion next year without the increase in some synergies.

Becky Sheehan:

I don’t know that I could really speak to what Provide’s outlook is for next year at this stage.  There’ll be more information certainly coming as we move forward but I don’t know that they’ve given any outlook at this stage for the future.

Jim Chartier:

Can you talk about why Provide’s margins seem to be half of what yours are and what the opportunity is there?

Becky Sheehan:

Sure.  So there’s a couple of different things I think.  Number one and important to remember is that they are all a consumer business, where in our business of course we have our consumer business but we also have importantly our florist segment which carries a higher EBITDA margin than certainly the consumer business, so that mix helps us from an overall margin perspective.  And second, I would also say that the Provide Commerce group of companies, they also have been making some investments in what they call developing brands, so an e-commerce mobile platform, a business—a luxury business and a gifting business as well, and during the time that those are developing businesses, they don’t contribute necessarily in a positive way to EBITDA, so that also is bringing the overall margins for that business down.

Obviously as look forward, those businesses, they believe, certainly have great opportunities and we do as well.

Jim Chartier:

Then, does Provide have an inventory-light model similar to you or how does their supply chain work?

Becky Sheehan:

So, great question.  So they actually do carry more inventory than we do.  Their business model historically has been taking inventory and assembling that inventory and distributing it through their own fulfillment center.  You know, they’ve done a great job over the years of really building a robust procurement and distribution system and process and we’re certainly looking forward to learning from that as we—after we bring the companies together.

Jim Chartier:

Can you talk about kind of the growth rates in their floral and gifting businesses over the last few years and how that compares to FTD?

Becky Sheehan:

Yes, sure.  So I think as you—as we’ve looked at their consumer floral business, you know their floral business itself has been fairly similar to ours, kind of the mid single digits, that low to mid single digit range type growth.  Their higher growth business has certainly come in their gifting businesses, so this is one of the things that we’re very excited about as we look at bringing the businesses together.  Their gifting businesses, gourmet foods, Shari’s Berries and the like have grown at a much, much faster rate, historically, double-digit rates, and we’re very excited about that portfolio of brands as we look forward.

Jim Chartier:

Can you just talk about any—what kind of top line synergies you expect?  If you’re kind of both growing low to mid single digits, you know, does this transaction add 1%, 2% to kind of the overall top line growth?

Becky Sheehan:

Yes, so it’s great.  We’ve not factored any top line synergies into the $25 million number that we’ve quantified.  As we look forward we think that all of the revenue synergies that can come are just going to be incremental to that and we’re really excited about the opportunity that we have from that perspective.

Robert Apatoff:

Yes, we look at lots of different things.  Obviously in the top line we want to be conservative in how we looked at this transaction and so those clearly have not been factored in to the synergies.

Jim Chartier:

Great.  Thanks and best of luck.

Robert Apatoff:

Thank you very much.

Becky Sheehan:

Thank you.

Operator:

Thank you.  The next question is from Prasad Phatak of Tappan Street Partners.  Please go ahead.

Prasad Phatak:

Hi guys.  Thanks for taking the question.

Robert Apatoff:

Hi Prasad.

Prasad Phatak:

Hi.  Can you just talk a little bit about where the cost synergies are coming from?  Is that sort of corporate overhead or kind of more G&A type things, or I guess how specific can you be on that?

Becky Sheehan:

Yes, so I think it’s going to come from a variety of areas.  It’s a great question.  We think certainly in the procurement area, and I say procurement from a very broad sense, both in terms of purchasing as well as distribution.  Fulfillment and distribution we think that’ll be a really important area for synergies as we look forward.  There’ll certainly be some other kinds of overhead savings that we would anticipate.  Because we both participate in the consumer market, very broadly, there’s certainly some overlap in things that we do in terms of market research, consumer studies and the like that there’ll be some synergies from as well.

Robert Apatoff:

How we spend marketing and all those things, yes.

Prasad Phatak:

Okay.  Then just last couple of questions: can you speak to the capital requirements at ProFlowers, maybe just an annual capex number?  Then also how does this deal affect your ongoing stock buyback, if at all?

Becky Sheehan:

Yes, so great questions.  Historically in the most recent years, Provide Commerce’s capex requirements have been higher than ours.  That’s largely driven by the fact that they would have similar types investment in their IT infrastructure, you know, just like we would, to look for ways to serve the consumer.  Then they’d also have some capital expenditures with respect to their distributions facilities.  So it is higher than our $10 million a year.  It is—I was just trying to think; your second question was on stock repurchase plan.

So the Board put the stock repurchase program in place.  It’s a two-year program for a $50 million buyback, and that continues as we move forward.  There’s no change to the plan at this time.

Prasad Phatak:

Okay, thank you.

Operator:

Thank you.  Our next question is from Matthew Harrigan of Wunderlich.  Please go ahead.

Matthew Harrigan:

Thank you.  Most of my questions were answered but I’d be curious with four people from Liberty on the Board and a past history of Provide, you know, working some of the other Liberty businesses, QVC, I mean do you see the opportunities in that regard and what would you expect from Liberty’s continued strategic involvement as well as their confidence in making a financial partnership with you?

Robert Apatoff:

Well, I think this is, you know, it’s kind of what you expect it to be.  I think that’s why we’re excited to have them as our largest shareholder.  We believe that it’s, you know, first of all a vote of confidence in the go-forward company and their track record of being looking at the markets in aggressive ways and looking to grow, we’re totally in line with.  So we think it’s a great partnership from the understanding of how they will act as a stockholder.  We have great confidence in them and we like the team over there very much.

Matthew Harrigan:

You wouldn’t necessarily see any possibilities to work with QVC though.

Robert Apatoff:

Well, you know, we haven’t gotten to those type of discussions, don’t know.  They have a great portfolio, as you know, and we’re pretty creative people so who knows what the future will bring.

Matthew Harrigan:

Great, thank you.  Congratulations.

Robert Apatoff:

Thank you very much.

Operator:

Thank you.  The next question is from Alex Fuhrman of Craig-Hallum.  Please go ahead.

Alex Fuhrman:

Great, thanks for taking my questions.  You know, really just wanted to get a little bit more color into why Provide Commerce specifically?  I mean obviously it’s a great portfolio of brands they have.  Is it more the customer base that they bring in to your portfolio?  Or is it more some expertise they have on the marketing or the distribution side?  Or is it maybe the product offering in particular?  If there’s any one of those that was particularly important to you and attractive about Provide Commerce, we’d be interested to hear a little bit more color about that.  Thanks.

Robert Apatoff:

Well, I think as we look at this, they’re very—it’s a very complementary brands and customer base.  I think they are the most—as we look at this we see great opportunities that each company can build on and drive from the other.  We like the portfolio of brands that leapfrogs us into gifting and other areas that we are very keen on doing, and as you can see from our current website, we are already in that area but this adds greatly to that.  And we really believe this transaction will be value creating for FTD, our member florists and the floral industry as a whole.

Alex Fuhrman:

Great.  Well thanks for the color.

Robert Apatoff:

Thank you.

Operator:

Thank you.  The next question is from Barton Crockett of FBR.  Please go ahead.

Barton Crockett:

Okay, great.  Thanks for taking the question.  You know I cover Liberty Interactive and that I’m not as familiar with the FTD story but now that you’re going to have a lot of Liberty involvement, I’m kind of curious.  You know, one of the things that I think some of us had seen as a possibility for the e-commerce business at Liberty, which you know at one point they were thinking about spinning off into a separate stock, is that that could be something of a consolidator of multiple e-commerce categories; you know, you guys are buying kind of the gifts and flowers part of it.  Is that where you want to stay focused or do you see any potential down the road to maybe go after this alternative concept of being a big presence in multiple e-commerce categories?

Robert Apatoff:

Well, I’m pretty focused on this one right now.  It’s—this provides great opportunity we believe for both companies, the combined entity, so that’s kind of what we’re focused on right now.

Barton Crockett:

Okay, great.  Thank you very much.

Operator:

Thank you.  The next question is from Adam Ritzer of Pressprich.  Please go ahead.

Adam Ritzer:

Hi.  Good morning.

Robert Apatoff:

Good morning.

Adam Ritzer:

Could you get a little more specific on how Provide is doing business and how this helps your, the FTD network effect?  Provide, I’m not an expert on it obviously, but isn’t Provide more of a 1-800-Flowers model than a network effect model?

Robert Apatoff:

When you say 1-800 model, what do you mean by that?

Adam Ritzer:

Meaning you’re not going into a florist and using the NFTD network type thing, right?  Provide doesn’t have their own network which is part of the reason they have half your margins and they also have to carry their own inventory, if I’m correct.  Or maybe you could help explain that.

Robert Apatoff:

Well, they do have a florist—they do have florist delivered product and we believe the combination of the two, it truly will enhance our ability to do more of their florists and provide greater resources to do more things to support our member florists in total.  So, you know, more marketing and to help them in their local markets.  We’re looking at putting more orders into the florist network.  So we think it absolutely will play into our model very nicely.  It’s very complementary and will provide our florists greater options in gifting opportunities that they can use locally as well.

Adam Ritzer:

Okay.  What kind of additional products are you getting from them that you guys don’t have already?

Robert Apatoff:

Well, there’s their gourmet products and their things like Shari’s Berries.  They really created that category.  Their Personal Creations business which is an incredible personalization business which has been growing very well and we think has tremendous application and opportunity for us and our local member florists.

Adam Ritzer:

Okay.  Could you be—I guess before you said their capex is a lot higher than yours.  What did you say you exactly think their capex is going to be?

Becky Sheehan:

Well, we haven’t forecasted or provided any guidance on their capex.  In the past I would say it was closer to $20 million than it is to our 10, but we haven’t done anything with respect to forward-looking information.  More information will certainly come when we put the proxy out for everyone to take a look at.

Adam Ritzer:

Okay, and how do you think this is going to help your free cash flow then?

Becky Sheehan:

Well, it will help the free cash flow because the Provide Commerce business is also cash flow generating.  As you might imagine, when you—even if you take inventories to floral and other perishable product, you don’t stock that in your warehouse for a long time so you’re buying it and selling it.  They have a model that also generates cash flow, so that will be additive to the FTD cash flow.

Adam Ritzer:

Okay.  Okay, thanks very much.  Appreciate it.

Robert Apatoff:

Thank you.

Operator:

Thank you.  We have no further questions in the queue at this time.  I would like to turn the floor back over to Management for any closing remarks.

Robert Apatoff:

Well, we appreciate your interest in FTD.  Thanks again for joining us this morning.  Becky, Jandy and I look forward to speaking with many of you in the future.  Have a good day.

Operator:

Thank you.  Ladies and gentlemen, this does conclude today’s teleconference.  You may disconnect your lines at this time and thank you for your participation.

* * * * *

Cautionary Information Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity.  Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; statements regarding expected synergies and benefits of the planned acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities; statements regarding regulatory approvals; statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce; and statements about our strategies.  Potential factors that could affect these forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk that the necessary stockholder approval may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on their operating results and businesses generally, as well as the factors disclosed in FTD’s filings with the Securities and Exchange Commission, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted.  Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process.  The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters.  FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction.  In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction.  Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.